Exhibit 99.2

EXTREME NETWORKS

Q2 2004 Conference Call Transcript

January 15, 2004, 8:30 a.m. ET

Operator

Good morning, ladies and gentlemen, and welcome to the Extreme Networks’ second quarter 2004 earnings conference call. At this time all participants are in the listen-only mode. Following today’s presentation instructions will given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, January 15, 2004.

I would now like to turn the conference over to Mr. Bill Slakey, Chief Financial Officer with Extreme Networks. Please go ahead, sir.

B. Slakey	Thank you, operator. Good morning everyone and thank you for joining us today. On the call with me today is Gordon Stitt, Chairman, President and CEO of Extreme Networks.

Earlier this morning we issued a press release announcing our financial results for the second quarter of fiscal 2004. A copy of this release is posted on the investor relations section of our website at www.extremenetworks.com.

I would like to remind you that this call is being recorded and broadcast live over the internet. It will be posted on our website and available for replay shortly after the conclusion of the call. Some of the remarks made during this call may include forward-looking statements as governed by the Private Securities Reform Act of 1995. Any statements about future events and trends, including steps we plan to take to improve our financial results or financial condition or product introductions and their success should be considered as forward-looking statements. These forward-looking statements may differ from actual results and are subject to risks and uncertainties as detailed in our filings with the SEC and in our press release today.

With that, I would now like to turn the call over to Gordon Stitt.

G. Stitt

Thank you, Bill, and thanks to everyone for joining us so early in the morning. I’d like to begin with a brief overview of the quarter and update you on some of our current initiatives. Then I’ll turn the call over to Bill for additional financial and operational color on the quarter.

For the quarter we generated revenue of $83.4 million. Our operating loss was $5.8 million and our loss after other income and taxes was $5.6 million, or 5 cents a share on a GAAP basis.

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Our book-to-bill ratio for the quarter was above one-to-one (1:1), our backlog expanded during the quarter and we anticipate sequentially higher revenues and improved margins in the March quarter. These results and our future expectations are in line with the updates we provided you on December 16 at our Analysts’ Day in New York. Bill will go into our results in more detail shortly.

During the quarter we undertook some major activities to strengthen our position in the networking market. One in particular was the announcement and shipment of our BlackDiamond 10K chassis switch which is built on our new Genesis ASIC technology. I’m very pleased to say that after extensive development of a complete new series of ASICs, a new operating system and a carrier class, high density system, the product shipped on time to customers.

Initial orders for the system were from a broad range of market segments that included cluster computing, metro Ethernet carrier, financial services, manufacturing and oil and gas. Some of these customers are the classic early adopter types which is typically what one would expect. But we’re also very pleased that some of the customers were the early majority types, very focused on business process improvement. I believe that this validates the feature set as market targeting of our new technology.

Customer response overall to the 10K has been very positive. They tell us that they like the underlying technology for the following reasons. First of all, high availability and resiliency. We started to see this trend some 18 months ago and have seen it accelerate as of late. All types of customers are looking for a very high availability, very high uptime to their networks. They see the network as a strategic asset and have the expectation of carrier class availability.

We introduced our hitless failover capability last year as part of the Triumph launch and we continue that capability in the 10K. This assures upgrades and enhancements without downtime.

Now hitless failover is just one of the new features in the 10K and we’ve seen a very positive overall reaction to the extensive suite of high availability features in this new product.

The second feature customers really like is what I like to call all-of-the-time non-blocking. One of the characteristics that users really appreciate about Extreme products is that you can turn on all of the features without impacting performance, whether it’s access control lists, rate shaping or new protocols, the BlackDiamond 10K maintains full throughput. Many customers are fed up with suppliers who claim these features, but when they turn them on, performance is impacted and the network suffers.

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Finally, customers are responding very well to our flexibility and future-proofing. The programmability of our ASICs and the open interfaces into ExtremeWare ExOS provide a compelling basis for future enhancement and upgrades to the system that will allow it to grow and adapt without wholesale replacement.

In addition to strong customer interest in the new switch, the BlackDiamond 10K was just recognized as Product of the Year for 2003 by the well respected publication, InfoWorld Magazine. Our BlackDiamond 10K was selected from a field of more than 200 products reviewed during the past year. InfoWorld named the BlackDiamond 10K the best networking hardware, stating that the products presented, “An excellent mix of raw 10 gig performance and polished management capabilities.” We’re very proud to have won this prestigious award.

With the introduction of the BlackDiamond 10K, Extreme is delivering on its strategy for revitalizing the network infrastructure from edge to core to manage the hundreds of thousands of devices, both computing and non-computing that will be managed from the network. While the BlackDiamond 10K offers next generation performance for the core, our Unified Access Architecture which includes our Summit 300 switch brings LAN, wireless LAN and security all together in a universal switch for the Edge. Our Unified Access Architecture which integrates wired, wireless and IP telephony does all of these things.

We are pleased with the initial acceptance of our wireless products. We began shipping the Summit 300 switch in September and achieved volume shipments in the December quarter. We began shipment of our Altitude tri-band access points in November and hit volume production within the quarter.

Initial sales of UAA are a mix of evaluation networks with some evaluations becoming full scale deployments in the quarter. Initial customers are in education, healthcare, government and manufacturing sectors. We are seeing a mix of existing Extreme customers and new customers embrace our Unified Access Architecture solution.

Initial customer feedback is that they value the security capabilities, the extensive management and the seamless integration between wired and wireless. Customers see this as an important step towards a single integrated network.

Although the revenue contribution was modest from the Summit 300 and Altitude Access Points, we expect that it will ramp throughout the year.

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Based on initial customer response, the strength of demand for those and other products, we continue to expect sequential revenue increase in the March quarter. We continue to see that our customers are coming to view the enterprise as the foundation for building a single network with higher performance and resilience to simply integrate voice, video and data. And increasingly those customers are looking to integrate wired and wireless on that single network with connectivity that is not only fast but also secure.

No longer just a conceptual cliché, the so-called network convergence is rapidly becoming the common approach for those looking to build out their network for the next generation.

IT managers recognize that sooner or later everything will need to be attached to the network which means building a platform capable of scaling to handling hundreds of thousands of devices and a much broader range of applications and traffic types. We believe that plays to our strength as we leverage the platform of products that we have only just begun to introduce into the marketplace.

I’d like to spend a moment and talk to you about our partnership with Avaya. To strengthen our ability to provide converged solutions, Extreme formed a global strategic alliance with Avaya. Announced on November 4th, this partnership is already enhancing our relationships with customers.

As you’ve heard from suppliers, industry analysts and customers themselves, converged networks are a hot topic within enterprise networking. IP telephony, that is running business quality voice and voice applications over an IP data network, is a hot topic. By converging, that is designing voice and data on a single network, customers are seeking dual benefits. Lower management and connectivity costs achieved by having a single converged network and as a way to transform their businesses by adding new applications that make their business processes more efficient.

From an overall perspective, there are three components to this relationship. The first is a joint development agreement which calls for an investment by each company for the development of technologies and ultimately products for converged communications. The second part of the agreement calls for Avaya to resell Extreme Networks’ products and portfolio on a global basis. Our solution will complement Avaya’s existing gateways and infrastructure products and provide customers with a single point of contact per IP telephony and network infrastructure. The third part of the agreement is related to services. Avaya Global Services will provide a broad range of support for Extreme products from planning and consulting to support and management.

I’d like to update you today on the progress and status of the resale components of this agreement. Avaya will resell Extreme networking products through direct sales and promote Extreme through its indirect channels with an immediate focus on our BlackDiamond, Alpine and

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Summit product lines. Although this is a global agreement, there will be particular focus in the U.S. markets where 90% of the Fortune 500 are called on by Avaya sales force.

Immediately upon announcement we began engaging with Avaya’s field organization and planning for how we would approach customers. The engagement involves Avaya’s direct channel, that is direct sales from Avaya to end users as well as indirect channels including distributors and resellers.

At this stage we built a direct pipeline and identified a series of opportunities. We’ve also engaged distributors and resellers and are in active negotiation with members of the channel. We are excited in working with these new channel partners as their customer base and expertise is different from the typical data networking reseller.

We’ve begun the process of training our respective systems engineering teams in December and we will continue that process through this quarter and next. We have achieved some early sales results though I would characterize many as opportunistic. The strategic sales are where both companies will benefit and where our resources are being directed.

One thing for sure, customer receptivity to the joint story for converged sales has been excellent. This significantly broadens the channel for Extreme products both to Avaya’s direct customers as well as promoting Extreme through their indirect convergence reseller partners.

This provides customers with a superior alternative in the world of converged communications. It gives customers a single source not just for supply by also for world class convergent services. I think this is very significant. Customers can get a solution that includes IP telephony and the underlying enterprise infrastructure from a single source.

To summarize, from the Extreme perspective, this is a very exciting agreement with potential for technology development, broadening of our channels and moving from discussions of speeds and feeds to a service orientation where applications establish a dialogue with the network infrastructure.

Now I’d like to provide you with an update on our channel partners. In the U.S. we continue to build strong relationships with our national reseller partners such Dell, SBC, Siemens and Verizon. These partners accounted for in excess of 20% of our North America’s business during the quarter.

Together with our partners, we continue to win new customers. During the quarter Extreme began working with companies in healthcare, government and oil and gas markets. Some examples.

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For the Samson Investment Company, which is one of the top 20 independent U.S. based oil exploration and production companies handling very large geophysical images was causing network issues. With our new BlackDiamond 10K they have the proven performance, flexibility and scalability along with dense 10 gigabit Ethernet connections found only in our switch.

Lowell General Hospital in Massachusetts relies on our Unified Access Architecture for seamless wired and wireless connectivity to support PACs applications and provide improved bedside patient care. A new E-911 emergency dispatch system is possible for Oakland County in Michigan with our Summit and Alpine Switches. The County’s new law enforcement information network will enable all law enforcement and city agencies to easily share information with a network well suited for growing traffic.

Before turning things over to Bill, I’d like to make some comments on the general business climate. We are seeing a slightly more positive business environment generally. We base this on our order flow, our pipeline metrics and our customers’ commentary. This, combined with market analysts’ forecasts for networking in the calendar year 2004, gives us confidence in generating sequential growth throughout this calendar year.

With that, I’ll turn the call over to Bill Slakey, our Chief Financial Officer, for additional color on the quarter.

B. Slakey	Thank you, Gordon. I’m going to briefly review our financial results for the quarter as well as review for you our expectations for future performance.

Starting with revenue, revenue for the quarter was $83.4 million, consisting of $71.5 million in product revenue and $11.9 million of service revenue. Service revenue was up 13% sequentially and up 23% versus the year-ago quarter. This reflects our continuing efforts to expand this part of the business. Service revenue was up across geographies and the book-to-bill ratio was above 1.

Product revenue was down 7% sequentially and down 11% year-over-year. As you heard from Gordon, our book-to-bill was above 1 for the quarter, increasing our backlog heading into the March quarter. Shipments of modular products represented 53% of sales and stackable products represented 47% of sales. This mix was essentially unchanged compared to Q2.

On the modular side, we did ship a small amount of BlackDiamond 10K for revenue in December. We remain constrained on shipments here in January. We expect those constraints to ease through the quarter and we expect to be unconstrained by quarter end.

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In stackable we continue to see good demand and increasing revenue for the Summit 200 which began shipping in Q1. Sales of the Summit 300 wireless product are growing albeit from a small starting point. In the U.S. we are seeing early validation testing and department level deployment outside the U.S., particularly in Europe we are seeing some broader building or campus-wide deployments.

Looking at revenue geographically, on a sequential basis we saw revenue increases in Japan and Europe, a modest decrease in Asia Pacific and a decrease in the U.S. In Europe revenue was $24.7 million, or 30% of sales. Revenue in Europe increased 19% sequential driven in part by seasonal improvements and stronger demand in the U.K. In Europe we are seeing a slightly faster uptake of wireless product which helped the sequential comparisons.

In Japan revenue was $19.7 million, or 24% of sales. Revenue in Japan grew 5% sequentially as a result of the good quarter for service provider business there.

In the U.S. revenue was $29.2 million, or 35% of sales. This represents a decline in U.S. revenue of 20% sequentially; however, in the U.S. we experienced a book-to-bill notably higher than 1 and in fact bookings in the U.S. were flat compared to the previous quarter. Demand in the U.S. in Q2 included good early orders and interest in the BlackDiamond 10K and our revenues for the quarter was impacted somewhat by the shipment constraints on that product.

Looking forward into Q3, we anticipate better availability of that product, an increasing contribution from wireless products, early traction with Avaya and an expanded pipeline generally. This all helps contribute we believe to a return in sequential revenue growth in the U.S. in Q3.

For Asia outside Japan, revenue was $9.8 million, or 12% of sales. For the quarter we had no 10% customers. Let me note for you that our revenue for the quarter was reduced by $300,000 due to amortization of a portion of the costs associated with the warrants issued to Avaya in conjunction with our recent partnership agreement. In Q3 this charge will increase slightly to $400,000 per quarter and we will amortize the value of the warrants through the December 2006 quarter.

Turning to gross margins now, total gross margin was 48.5%, down from 51.4% sequentially. This is in line with our preliminary expectations announced in December. Product margin was 52.3%, down 4.1% sequentially. Product gross margin was reduced sequentially due to slightly higher warranty expenses, standard cost revisions, startup manufacturing cost related to the BlackDiamond 10K and Summit 300. In addition, you may recall that Q1 gross margins benefited by about 1% from one-time

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events. These were not repeated in Q2. Service gross margins expanded from 14.9 to 25.5% sequentially. This expansion was due to revenue growth and to lower costs particularly lower consumption of components and service inventories.

Looking at operating expenses now, total operating expenses were $46.2 million, up from $42.7 million in Q1. This figure for Q1 does not include $1 million of restructuring charges.

G&A expenses increased $900,000 sequentially due to increased legal expenses and end of contract payments to IP and other vendors. Sales and marketing expenses are up $1.8 million sequentially due in part to an increase in marketing programs, product introduction costs as well as end of contract fees.

R&D costs are up $1.3 million sequentially. Of this, $1 million is the non-cash amortization of the cost of warrants issued to Avaya in conjunction with our partnership agreement. In Q3, this amortization will increase to $1.5 million a quarter, and remain at that level going forward. We will amortize the value of the warrants through the December 2006 quarter.

Looking forward on operating expenses, we anticipate the total level of operating expenses in Q3 to be in line with Q2, meaning slightly up or down although spending will vary line item to line item. G&A will most likely be down and R&D most likely up.

The operating loss for the quarter on a GAAP basis was $5.8 million. After other income and expenses and taxes, the net loss for the quarter was $5.6 million or 5 cents per share, in line with our expectations from December.

Moving to the balance sheet now, we have a strong performance on several measures. Total cash, cash equivalents and marketable securities on December 28th were $413 million, an increase of $10 million in the quarter. Accounts receivables were well controlled at $24.4 million which equates to a DSO of 26 days. That compares to 28 days at the end of Q1.

Net inventory on December 28th was $20.5 million compared to $16 million at the end of Q1. Inventory turns stood at 8, down from 11 the previous quarter.

Accounts payables increased from $9 million to $16.4 million sequentially, a $7.4 million source of cash that contributed to the company’s positive cash flow for the quarter. At $9 million, payables were unusually low in Q1 and the balance at the end of Q2 is nearer the range of $19 million to $23 million that the company operated in for most of calendar year 2003.

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Headcount at quarter end stood at 800 regular employees, unchanged from the end of Q1. As of December 28th the company had 118.4 million shares of common stock outstanding.

Let me turn now to guidance. Our expectations for the March quarter and our goals for calendar year 2004 remain unchanged from the comments we made in mid-December with the exception of a small modification to account for the noncash amortization expense of the Avaya warrants.

On revenue for the March quarter, we expect revenues in a range of $85 to $90 million. Our goal for calendar year 2004 is to deliver sequential revenue growth quarter-to-quarter throughout the calendar year and to deliver revenue in the December 2004 quarter that is 15 to 25% higher than the revenue we have just reported.

On gross margin, we anticipate a modest improvement in gross margin in the March quarter. Our goal is to expand our gross margins as a percentage of sales through the year. We may not expand our gross margins sequentially each and every quarter but our goal is to be operating within a range of 52 to 55% total company gross margin by the December 2004 quarter.

On improving operating leverage in our business, our goal is to improve our operating leverage by reducing operating expenses as a percentage of sales through the year. As I noted a moment ago, we expect operating expenses in March to be in line with expenses in December in terms of dollar spending. With higher sales, this should lead to a modest reduction in expenses as a percentage of sales. Through calendar year 2004 we may not improve our operating leverage sequentially each and every quarter, but our goal is to make a significant improvement by the December quarter of calendar year 2004.

In our December Analyst Meeting I stated that our goal was to have operating expenses within a range of 41 to 46% of sales by the December 2004 quarter. The small modification I will make to that guidance today is to raise that range by 1% of sales to recognize that we will be recording $1.5 million of incremental R&D expense each quarter related to the amortization of the Avaya warrants. So our goal for the December 2004 quarter is now to be operating with operating expenses in a range of 42 to 47% of sales.

With that, let me turn the call back over to Gordon.

G. Stitt

Thanks, Bill. Before concluding and opening up for questions, I’d like to summarize. With our third and fourth generation technologies as well as our unique wireless LAN offering shipping, we are well positioned to catch the next wave in networking. Customers around the world are showing tremendous interest in our network infrastructure strategy and switching solutions. They see the value of industry leading performance, scalability, resilience and our secret sauce, our ExtremeWare software.

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As we enter this new year, we’re seeing the results of our strong commitment to R&D and our unique ability to go beyond convention and provide innovative networking technologies that truly enable our customers to build an infrastructure that serves as a strategic asset to their business.

With that, let’s open the call up for question please, operator.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

The first question is from Alex Henderson. Please state your company name followed by your question.

A. Henderson

Smith Barney. I was looking at the guidance you’re giving on the op ex cost. At 42%, that would imply, assuming your guidance of the upper end of the band that you gave for the revenue for the December quarter, would actually be at 42% down on an operating cost basis year-over-year. Even at 46% it’s pretty flattish.

Can you give us a little bit more clarity on how you plan to achieve those levels of improvement on the op ex lines and whether in fact I’m doing my math right here, but it seems like a pretty aggressive set of assumptions on the op ex lines.

B. Slakey

This is Bill. On the operating expense line, generally speaking what we will be doing is operating with R&D in a range of 16 to 18% of sales. That’s including the amortization of the Avaya warrants. That’s similar to the range it’s in now or similar to a range it has operated in recently.

On sales and marketing our goal is to get that to a range of 23 to 21% of sales. We’ll need to accomplish that primarily through revenue growth. If need be we can edit around expenses to get into that range. G&A, the goal is to be operating in a range of 5 to 6% of sales and there we have some work to do.

A. Henderson	That would actually be a decline in G&A costs in absolute dollar basis year-over-year?

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B. Slakey

Yes, and it would be a decline in a quarterly basis from where we are operating right now. Some of our expenses in the current quarter related to terminating some agreements, making some changes in our IT infrastructure and other parts of our G&A infrastructure that I think will begin to pay off in lower absolute dollar spending on that line item in future quarters.

A. Henderson

One last question. The deferrals to products out of the December quarter into the March quarter particularly in Japan but also on your high end products, will that have a positive impact as they kick back in terms of improving your gross margins next quarter?

B. Slakey

As BlackDiamond 10K becomes a bigger part of the mix, as some of our other products become a bigger part of the mix, yes, those will have positive effects on our gross margin. That is some of the reason for our optimism on improving gross margin sequentially.

A. Henderson	You are going to be able to ship to that Japanese order this quarter, right?

B. Slakey	Yes.

A. Henderson	Thank you.

Operator	Thank you. Our next question is from Samuel Wilson. Please state your company name followed by your question.

S. Wilson

JMP Securities. Good morning. I want to ask one question with three parts on partners. Could you just give us some indication of maybe when you expect the first joint products out from Avaya or at least joint solutions out from Avaya?

Secondly, can you give us some magnitude of how much resources you’re putting into the partnership with Avaya on the R&D side versus them. I don’t know—number of engineers, number of dollars—something to that effect.

And number three is on Legend, is that partnership getting anywhere? Have you booked any revenue from it, are they selling the products yet? Just some update on that. Thank you.

G. Stitt

In terms of from the middle out, in terms of dollars, we have indicated when we made the announcement in November that we would be spending several million dollars a year on specific R&D for our global strategic partnership with Avaya. The money would be, we would each equally contribute to that.

At this point it’s hard to say and I’m not comfortable making a commitment when a specific product in terms of a hardware line item would be available. But in terms of where we are today, we have done extensive interoperability testing and certification between the products so customers can buy a solution today that is certified. And you will see as we move through the year quite a few enhancements to our software to better enable converged communications.

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Does that answer your question on the first two points?

S. Wilson	Is it fair then based on that answer to characterize that most of the development right now is on the software side, not necessarily on the hardware side?

G. Stitt	Yes, that would be fair in the initial stages. That’s correct.

S. Wilson	The follow up on Legend.

G. Stitt

On Legend we are engaged with them. They are a large company, as you know, and much of some of the large partners we have here in the U.S. There is time involved in doing the training, both SE and sales training.

That is progressing. There were some sales during the quarter but I expect to see the upside there will come in the future.

S. Wilson	Thank you.

B. Slakey	Thank you, Sam. next question, please.

Operator	Thank you. The next question is from Christin Armacost. Please state your company name followed by your question.

C. Armacost

[SG Cowen] Thank you. Two questions. First you had taken some unusual steps beginning in the September quarter to reduce costs including closings around the holiday period and executive pay cuts which were expected to expire after the December quarter. I wanted to get an update on what you are doing in those initiatives and how that factors into your op ex guidance.

The second question is just around the wireless LAN. I know it’s still very early, but what kind of number of users in some of the early deployments are the wireless LAN solutions supporting? Thank you.

B. Slakey

Christin, on the operating expense you’re right, we did have holiday shutdowns in December. We do not plan on shutdowns here in the March quarter meaning that would increase salary expenses quarter-to-quarter. However, we’ve identified spending cuts in other parts of the business and in other spending categories such that I’m comfortable telling you that we anticipate operating expenses in total dollar terms to be flat generally quarter-to-quarter.

G. Stitt

Christin, this is Gordon. On the wireless side, our solution is targeted at very large enterprises so the initial deployments without knowing the specifics I would say there are many hundreds of users being connected to the network albeit not all simultaneously.

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C. Armacost	Thank you.

Operator	Thank you. Our next question is from Mark Sue. Please state your company name followed by your question.

M. Sue

Unterberg Towbin. Gordon, are you considering any further decline in traditional product for the March quarter or are there customers that will continue to purchase these products? Also what should we assume between the revenue split for services and for products in the March quarter? Any thoughts on what the contributions might be for the 10 gig in March?

G. Stitt

A couple questions there. I think the ratio first of all between service and product revenue will remain relatively constant. I expect that over the next couple quarters we do expect to grow both parts of that.

In terms of forecasting the 10 gig contribution for this quarter, I think that’s a little difficult to do at this point. We did enter the quarter with a backlog as we were unable to meet demand and we do have the product under evaluation at a number of potential sites. So we certainly have some high hopes there.

In terms of the mix of products is how I would describe your other question, in terms of existing or older product versus new product, we continue to see a very smooth transition from our original Inferno products to our Triumph products. That process continued during the quarter and I would expect that that would continue through the March quarter. We do expect to see more growth in our new products and we expect the ratio of new products which we define as something that began shipping in the last 18 months to be an increasing part of our revenue during this quarter.

M. Sue	Got it. So you don’t expect the existing products to drop off significantly. It should kind of hold steady here?

G. Stitt	Our goal is to migrate it, migrate people across in a smooth fashion.

M. Sue	Thank you.

B. Slakey	Thank you, Mark. Next question please.

Operator	Thank you. The next question is from Sanjiv Wadhwani. Please state your company name followed by your question.

S. Wadhwani

Piper Jaffray. Thanks. Two questions. The first one on Avaya. Gordon, any color on what we should expect in revenues for the March quarter? Perhaps if you can give us a round about number, that would helpful.

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Also, Bill, as you’re looking to increase gross margins in the March quarter and beyond, should the increase be primarily focused on the product side or service side? You’ve obviously had a huge increase in service margins from negative to 15% to about 26%. Should we expect that ramp to continue? Is the improvement now going to be focused on the product side? Thanks.

B. Slakey

Let me take that last question first. On gross margin, we would anticipate over the course of the year expansion of both product and service gross margin. It may be a bit lumpy. We may not do that each and every quarter. I would say the service gross margins are probably going to be a little bit more up and down quarter-to-quarter but we would certainly anticipate an improvement on a year-over-year basis in the December quarter, both in service and products.

G. Stitt	In terms of your first question about forecasting revenue for Avaya, given where we are in terms of building the pipeline and the opportunity, I’m not comfortable putting a number out there quite yet.

S. Wadhwani	Thanks.

Operator	Thank you. Our next question is from Jiong Shao. Please state your company name followed by your question.

J. Shao

Lehman Brothers. Thanks. Gordon, now you have the BlackDiamond 10K and Summit 300 already shipping. What kind of new products should you be looking for over the next 6 months? Would something like 10 gig stackable switch make any sense?

G. Stitt

Hi, Jiong. I’m not in the position to announce any new products on the call today. The 10K was a big launch for us, the culmination of more than 3 years of R&D in both software and hardware. We still have some work to do there. We do have a pretty full suite of products that will come out throughout this calendar year so certainly you can expect new products but we’re not in the position to make any announcements today.

J. Shao

Okay. One other question I had on your national resellers. I think you may have mentioned last quarter it was 28% of your U.S. sales and this quarter I think you said 20%. Was that right? If that is right it seems to be a big decline and could you comment on that?

G. Stitt	I don’t have… Bill and I don’t have that data in front of us but we’ll look that up and get back to you on it.

J. Shao

Okay. The last question, originally I know you are looking for revenue growth for the March quarter. It sounds like you expect the U.S. revenue to be up. I was wondering do you have any comments on Europe, Japan or the rest of Asia?

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G. Stitt	We do expect the U.S. to be up and hopefully we expect to grow all regions.

J. Shao	Thanks.

Operator	Thank you. Our next question is from Rich Church. Please state your company name followed by your question.

R. Church

Wachovia. Hi, a couple of quick questions. Could you give us the split out between enterprise versus service provider and then also could you give us some color on the U.S. market. For example, if you were able to, would have been able to ship all the products that have been ordered, would the U.S. have been flat sequentially or what’s the order of magnitude there?

And then finally could you talk about the Tech Data relationship and where that stands?

B. Slakey

On the enterprise versus service provider breakout, the split was approximately 71% into enterprise, 29% into services providers. In terms of the effect of product constraints, as we said in our December Analysts Meeting, that absent the product constraints on the BlackDiamond 10K and a few other smaller products, revenues could have been flat sequentially in total. And yes, that would have been a big part of that increase would have been in the U.S.

I’m sorry, what was the last part of the question?

R. Church	On Tech Data what percent of revenue.

G. Stitt	Tech Data was below 10% and that’s really just a reflection of North America overall performance.

R. Church	Okay, thanks a lot.

G. Stitt	Thank you.

Operator	Thank you, our next question comes from William Becklean. Please state your company name followed by your question.

W. Becklean

Oppenheimer. Thanks. Talk a little bit about your perception of Avaya’s sales pitch to their installed base. Probably most of Avaya’s installed base has a reference network provider right now, in most cases Cisco but other people. So as they go into a Legacy account with an Avaya IP PBX story, how does Extreme play into that? Does it have to be a branch office opportunity or are people going to rip out old infrastructure? What’s the mechanism that’s working there?

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G. Stitt	First of all, we do have a number of early engagements and so please bear in mind that my answers are based upon relatively limited experience at this point.

We have seen some things move along pretty quickly in what I would call a midsize enterprise in terms of customers doing a large scale upgrade to IP telephony and doing an upgrade of the network at the same time. We also see when there’s what I would call a greenfield opportunity, that is a company that moves into a new facility or expands their campus and looks at that as an opportunity to provide converged communications. That allows Avaya and Extreme to go in and make a proposal that includes the network as well as the IP telephony solution.

W. Becklean

Fine. You’re really talking significant upgrades, you’re not talking and how many of those do you expect there will be, particularly among large customers who’ll do a whole scale infrastructure upgrade?

G. Stitt

Once again, as I mentioned, it’s early to say but certainly the responsiveness from customers has been very positive and I think the fact that we go in as a best of breed partnership and can look people in the eye and say this will be fully supported, here’s how the QOS works together to support IP telephony and here’s what you can expect and here are the services to make it work. As we’ve indicated since our announcement, we’re bullish there.

W. Becklean	Thanks, Gordon.

G. Stitt	You bet.

B. Slakey	Thank you, Bill. Next question please.

Operator	Thank you. The next question is from Steve Kamman. Please state your company name followed by your question.

S. Kamman

CIBC World Markets. Two questions. One, 3Com at their analyst day are saying some very aggressive things about distributor payments and really trying to push hard in the channel. Wanted to see if you’d seen any kind of impact on that and as they roll that out, how do you plan to respond in terms of your own relationship with channel partners or are you obtaining the 10 or 15% payout that they’re promising already, so it isn’t an issue?

Secondarily, to follow up on the Avaya question. Any sense on how much opportunity there lies in the installed bases of Avaya Cajun gear? I know it’s pretty long in the tooth right now. And just wanted a sense how much opportunity there is immediately in there where obviously the rip and replace is going to be an easier sell. And then beyond that, any additional color you can offer.

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G. Stitt

Sure, Steve. First of all on the 3Com side, I think most of 3Com’s partners are targeting smaller accounts than we do and I would say there’s not much overlap within our channel partners between Extreme and 3Com. So we haven’t seen any impact there.

In terms of Avaya and their installed Cajun base, our target with Avaya is really to provide converged communication solution, not to go out and replace Cajun gear. So it is a very strategic relationship looking at large scale IP telephony deployments. And primarily new deployments.

S. Kamman	Thanks very much.

Operator	Thank you. Our next question is from Erik Suppiger. Please state your company name followed by your question.

E. Suppiger

Pacific Growth Equities. A couple questions here. First of all, Gordon, when will the Avaya sales channel both direct and indirect be trained on Extreme? And if you don’t want to speculate as to forecasts, can you just give us a sense as to when you think that channel will reach a relatively sustained level or at least it’ll be up to where you want it to be on an ongoing basis?

G. Stitt

Erik, I think the last part of your question is the key there in terms of when do we get some momentum built. I see that happening right around mid-calendar year. We have begun training already. We began training in December. But as you know, they have a very large organization and it’s going to take some time to get everybody up to speed, not only within Avaya but within their channel partner community.

We do have teams doing that as we speak and I think we’ll get through the bulk of that in the next two quarters.

E. Suppiger	Can you just comment what percentage of your revenues are currently coming from new products? You said it’s going to increase. Do you have a sense for what it is right now?

B. Slakey	No, we haven’t been reporting that specifically.

E. Suppiger	Thank you.

Operator	Thank you. Our next question is from Andy Schopick. Please state your company name followed by your question.

A. Schopick

[Nutmeg Securities] Thank you and good morning. I do want to come back to the Avaya and Tech Data relationship. Specifically the question I’d like to ask you, Gordon, is how do you anticipate the Avaya relationship impacting your traditional relationships with two tier distributors such as Tech Data?

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Are we going to see more or less of a reduced use of that channel to market as Avaya’s built up?

G. Stitt

Hi, Andy. Good morning. I don’t see that happening. I look at the business for converged communications and from what I’ve seen, it’s pretty independent as a channel. We’ve had a great relationship with Tech Data for many, many years. I don’t see that changing. I don’t see them being replaced by a different type of distributor. I think they will continue to provide Extreme solutions into the broad data networking market and that we may have some distributors that are very specific to our strategic partnership with Avaya.

A. Schopick

It just seems that the Tech Data business is on a down slope for whatever reason. They’ve traditionally almost always been a 10% customer and it does seem like there is some softness in that particular channel.

G. Stitt

I wouldn’t call it softness. I would say there was an overall decline in the Americas that pushed Tech Data below 10% but we’ve also been investing in our national partners, as I mentioned, Siemens, Dell, SBC and Verizon. A smaller percentage of that business goes through Tech Data.

A. Schopick

One last question for Bill. Bill, I notice that there has been no provision for any inventory reserves through the first half of the current fiscal year. Do you recall the last time the company took any provision for inventory? I think it’s been close to a year.

B. Slakey	I believe the last time that a significant restructuring charge was taken was Q2 of 2003 where the company took a $26.9 million restructuring charge that included inventory write-down.

A. Schopick	Yes and again with inventories back on the rise I just wonder to what extent it might be proper for the company to be looking at those reserve provisions again.

B. Slakey

No, our inventory, the inventory that’s been on the balance sheet, the net basis is fresh inventory. We fully anticipate selling that through. We’re doing a much better job I think of controlling where inventory is, what our inventory is, synching it with forecasts. So no, I’m very comfortable with what’s there. Turns, we’re down from 11 to 8 sequentially but we anticipate improving those turns going forward.

A. Schopick	Okay, thank you.

B. Slakey	Thank you.

Operator	Thank you. Our next question is from Chet White. Please state your company name followed by your question.

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C. White

Merriman, Curhan & Ford. Just a couple quick questions. To better give us an idea on new products as a percentage of revenue or just momentum, I know you said you don’t track it, but is there any way you could comment on how the Triumph is doing? That seems to be the missing piece of the puzzle where you can quantify 10 gig and wireless LAN as being relatively small.

G. Stitt

Hi, Chet. It’s not that we don’t track it, it’s just that we don’t report it. I can assure you our product managers do track their products and we watch those transitions very, very closely. I didn’t make any comment about Triumph. I didn’t mean to not state anything other than the transition to Triumph products is going very smooth. It’s a growing part of our product line and it is providing a complete refresh our Alpine and BlackDiamond. If I look at the MSM-3 and some of the blades and BlackDiamond have really done a great job in providing new functionality for that product line.

C. White	Is there any way to give some scale to how well that’s doing?

G. Stitt

Not really other than when we first introduced those I’d indicated that it would be approximately a four quarter transition from Inferno to Triumph and that there would some people who would not transition over, some carriers tend to be in a four quarters to six quarters range. But everything is moving over as I had expected.

C. White

Two more quick ones. Is it fair to assume that backlog at a minimum went up by $4 million? That’s what disappeared on the quarter or could it have gone up more? And then government, you mentioned that as a good vertical. As a percentage of revenue, roughly where is that?

B. Slakey

On backlog, backlog was definitely up sequentially but we don’t report exactly what the figure was nor the changes in it in dollars terms, but it was absolutely up sequentially. In our government, we don’t break out verticals either.

G. Stitt	Government was relatively low, in low single digits.

C. White	Thank you very much.

B. Slakey	Thank you.

Operator	Thank you. Our next question is from Jason Ader. Please state your company name followed by your question.

J. Ader

Thomas Weisel Partners. I just wanted to go back to this BlackDiamond 10K supply constraint issue. Bill, am I right to think that the dollar impact from the 10K was around $4 million? Is that what you’re saying?

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B. Slakey	It was near that.

J. Ader	Okay, so that seems relatively high. Were you guys surprised by the interest? I mean it’s still in early, obviously in early stage for a 10 gigabit Ethernet.

B. Slakey	We’ve been very pleased with the demand and the early orders for that product. Absolutely. I’ll stop short of saying we were wildly surprised by it but we’re very encouraged by it, certainly.

J. Ader

If you add back that $4 million, you still would have been down in the U.S. in what otherwise seemed like a pretty strong seasonal quarter. So I guess I’m just wondering, you talk about the national resellers doing better and you talk about Tech Data, there not being much softness. What is going on in the U.S. and how do you explain the weakness because even with the BlackDiamond 10K you would have been down? Can you help us understand why you’re going to start doing better in the U.S.? Is there some kind of structural change beyond Avaya obviously which could be a contributor?

G. Stitt	This is Gordon. We don’t plan any structural change. Our optimism for the March quarter and meeting the commitments that Bill talked about, it’s based upon the pipeline and our internal metrics.

J. Ader	So is this a product… this is a product recovery, product cycle recovery in the U.S., Gordon?

G. Stitt

I do think that’s a big part of it. I also just think at these levels a couple deals slip around a little bit and it could have been up sequentially or down sequentially based on the timing of some deals. There were not any major structural changes that we observed. We did see a shift in the product and although I don’t have any evidence, I can’t help but wonder if some people may have delayed BlackDiamond 6800 orders while they waited to see what the 10K was like and what it did. But again, I don’t have any data that would suggest that.

J. Ader	Okay, thanks.

B. Slakey	Thank you.

Operator	Thank you. Our next question is from Gina Sockolow. Please state your company name followed by your question.

G. Sockolow	Buckingham Research. Thank you. Could you give us a revenue breakout between enterprise and carrier separately for the U.S., Asia and Europe?

B. Slakey	No, Gina, we don’t break it out that way.

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G. Sockolow

Okay. Can you tell us when you look at the Avaya IP telephony demand, if it’s not a greenfield or a forklift, is this when Extreme goes in, is it an upgrade or replacement to existing gear and what type or gear is affected? Is it pulled out, is it shifted? What’s affected?

G. Stitt

Once again, Gina, I do want to emphasize that it’s still early and this is somewhat speculation on our part. But there are a number of opportunities that we’re pursuing. Some of these opportunities are greenfields and that is it’s a new building or an expansion of a campus. It’s pretty typical in that case for people to leave behind, if you will, their old equipment as they move out of a building and use that as an opportunity to upgrade.

If you think of the logistics of moving from one building to another, it’s pretty challenging to move a network and a phone system over a weekend. What we see typically is people will build a new network rather than pulling out the old one and physically moving it, just from a logistics perspective. So that’s certainly one opportunity. It’s something that obviously our sales folks are going to focus on when there’s a change a comin’ we want to make sure that we’re there.

G. Sockolow	Okay, but are you saying that most of your prospects right now are greenfield and you see little upgrade from existing?

G. Stitt	Once again we are early in the cycle and there are certainly some that are upgrades from existing networks as IP telephony is installed.

G. Sockolow	Right, so for those that are upgrades, can you talk about the equipment displacements on the Ethernet switch side?

G. Stitt	Let me look at my list here. I’m not sure that we have been specifically tracking that. Hold on just a second. I don’t have that data broken out by account.

G. Sockolow	Do you have an overview of how it looks?

G. Stitt	Once again, I’ve got the list here of the opportunities but it does not indicate what networking gear is currently installed.

G. Sockolow

Okay. My last question is in your guidance. Are you factoring are you seeing any or anticipating any change in component prices and are you factoring that in, you’re factoring that into the guidance. When and how do you think the change in component pricing will impact your costs?

B. Slakey

Gina, we’re not factoring in any significant or sea change in component prices up or down. We do factor into our product cost targets a continuing improvement of our ability to negotiate prices and move down our component costs and move down our products through engineering.

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G. Sockolow	Thank you.

Management	Thank you, Gina.

Operator	Thank you. Our next question comes from Raj Srikanth. Please state your company name followed by your question.

R. Srikanth

Deutsche Bank. Thank you. Gordon, primarily I have two questions, one related to the… I’m not going to ask you about estimates for the Avaya relationship but more importantly the third point that you covered there was that the service aspect of this whole Avaya global services deal. Does that mean there’s a product you sell through the Avaya relationship, the service associated with those deals will go to Avaya rather than anything going over to Extreme. That’s the first question.

The second question, Gordon, if you can shed some more light on this whole wireless LAN switch business, how do you see that developing, how it’s going, where at one point in time the big issue regarding wireless LAN adoption especially at the switch level was primarily related to security. And what is going on with that? Has that changed or improved and the prospects for that. Thanks.

G. Stitt

Hi, Raj. On the service side, I think the answer there is it’s too early to tell and that getting the service relationship in place is going to take longer than getting the resale relationship in place. I don’t have a good answer for you there. I expect we’ll be able to update that next quarter.

In terms of wireless LAN, certainly it’s pretty well known that over the last couple of years deployment and enterprise has been more restricted because of concerns over security. And this is supported by the market forecasts from Dell’Oro and Gartner that people expect 2004 to be a stronger year for enterprise deployments because many of the security issues have been solved.

For example all of the access points that we’ve shipped which were all Triband ABG access points, they all have hardware AES encryption. So the encryption over the air there is very strong and secure. Also in our software we have extensive security capabilities such as rogue access point detection in 8.02.1x for user authentication.

Security is difficult to describe in 100 words or less. I do think it has been an issue towards deployment and I believe that our products solve those issues.

R. Srikanth	Are you seeing in terms of the enterprise side of the equation that people are indeed satisfied with the level of security and starting to deploy more and more?

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G. Stitt

We really began shipping complete systems, that is access points and switches during the December quarter. There were some that were set up as evaluation and I think that’s pretty typical once again given the concerns that you mentioned that people do want to try it out. But those have been very successful so I think people are getting comfortable with our security implementation.

R. Srikanth	Great. Thanks, Gordon.

G. Stitt	Thanks, Raj.

Operator	Ladies and gentlemen, our final question is a follow-up question from Sam Wilson. Please go ahead.

S. Wilson	Bill, just a quick question on tax rate. Do you expect to accrue your normal 35% tax provision?

B. Slakey	Once we turn profitable. At a loss, we will not be benefiting the loss with taxes.

S. Wilson	Perfect. Thank you.

B. Slakey	Thank you.

Operator	Thank you. Gentlemen, please go ahead with any closing statements.

B. Slakey	Just wanted to thank everybody for getting up so early and thanks for your time.

Operator

Thank you, sir. Ladies and gentlemen, this concludes today’s Extreme Networks’ second quarter 2004 earnings conference call. If you would like to listen to a replay of today’s conference call, please dial 303-590-3000 or 800-405-2236 with passcode 566183. You may now disconnect and thank you for using ACT Teleconferencing.

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